EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Owens-Illinois, Inc. 2005 Incentive Award Plan of our reports dated March 15, 2006, with respect to the consolidated financial statements and schedule of Owens-Illinois, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Owens-Illinois, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Owens-Illinois, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Toledo, Ohio
April 7, 2006